Contacts:
Anthony N. Leo Robin L. Oliver
Chief Executive Officer Chief Financial Officer
727.399.5678 727.685.2082

BayFirst Financial Corp. Revises Its Second Quarter 2022 Results;
Highlighted by Strong SBA 7(a) and Conventional Loan Production, Improved Operating Efficiencies, and Net Interest Margin Expansion
ST. PETERSBURG, FL. — August 3, 2022 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (f/k/a First Home Bank) (the “Bank”) revised its second quarter earnings report to correct the accounting treatment of deferred loan costs on loans on which the Company elected the fair value option. The timing of recognition of fees and costs on such financial instruments differs for loans carried at amortized cost, with costs and fees recognized when incurred, rather than deferred and recognized over the life of the loan. Much of these costs would have been recognized in the third quarter of 2022 assuming the guaranteed and a portion of the unguaranteed components of these loans would be sold at that time. As of June 30, 2022, $806 thousand of costs related to the loans were charged to expense. A significant portion of these costs was previously included in loans held for investment at amortized cost. Due to this adjustment, the Company incurred a $282 thousand loss, or $(0.12) per diluted common share for the second quarter of 2022, instead of net income of $328 thousand, or $0.03 per diluted common share previously reported. This compares to net income of $13 thousand, or $(0.05) per diluted common share in the first quarter of 2022, and $13.0 million, or $2.98 per diluted common share, in the second quarter of 2021. Financial results for the second quarter of 2022 were highlighted by robust loan production in community banking, up more than 200% year to date over last year, as well as one of the best quarters of SBA 7(a) loan production in the Company’s history.
The decrease in earnings during the second quarter of 2022, compared to the first quarter of 2022, is due to a restructuring charge of $630 thousand related to the discontinuation of the direct-to-consumer mortgage business, a reduction in residential loan fee income of $3.0 million, and a $2.7 million increase in loan loss provision, as the Company made a modest provision of $250 thousand in the second quarter compared to a $2.4 million negative provision in the prior quarter, partially offset by a $2.3 million decrease in salaries and benefits, a $2.9 million increase in SBA loan fair value gains, resulting primarily from election of the fair value option on $41.7 million of loans originated in the quarter, and a $1.0 million increase in net interest income.
Compared to the year ago quarter, the decrease in net income for the second quarter of 2022 included the $13.8 million one-time gain on sale of PPP loans in 2021, a $6.0 million decrease in PPP origination fee income and a decrease of $13.1 million in residential loan fee income. These items were partially offset by a decrease in noninterest expense of $8.0 million.
“The second quarter represents a significant turnaround for the Company,” stated Anthony N. Leo, Chief Executive Officer. “We produced excellent core loan growth, improved operating expenses, and expanded our net interest margin by 48 basis points compared to the prior quarter. The investments we made to expand our nationwide SBA production team earlier in the year are paying off, with SBA 7(a) loan production of $90 million during the quarter. This production represents one of the highest performing quarters of SBA loan production in our Company’s history, with record monthly SBA loan production in June. Our SBA business acceleration was in part due to a new lending product, BOLT, that we launched during the quarter to originate SBA loans of $150 thousand or less, which is in high demand and carries an 85% government guaranty. Conventional community bank loan production was also strong, with production up more than 200% year to date over last year, as our lending teams have done an excellent job of bringing in new customer relationships. Our net interest margin benefited from the recent interest rate increases

BayFirst Financial Corp. Reports Second Quarter 2022 Results
August 3, 2022

enacted by the Federal Reserve, and we are well positioned to benefit even further in future periods as our SBA loan portfolio rates are tied to prime, with the majority of them resetting quarterly.”
“Our organization is focused on building our community banking franchise in Tampa Bay, supported by national business lines to provide the revenue engine to build out and support our community bank,” Leo continued. “During the quarter and simultaneous with converting to a national banking charter, we rebranded our community bank to the name BayFirst National Bank, which reinforces our commitment to our Tampa Bay communities. We are also continuing our expansion efforts, with plans to open two additional branches in our current markets later this year. While we will continue to support small business owners and homebuyers across the country through our SBA and residential mortgage divisions, we remain a St. Petersburg-based, independent bank focused on making a difference in our own community and in the lives of those we serve.”
Recent Significant Initiatives
•Late in the second quarter, the Company launched BOLT, an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150 thousand or less to businesses throughout the country. In its first month since inception, the Company originated 57 BOLT loans totaling $7.5 million, with an additional 296 loans, representing $39 million, closed or in process through July 21, 2022. Over the balance of the third quarter, the Company plans to deploy new automation to the BOLT loan program through its proprietary loan origination system, PowerLOS and open API integration with marketplace lending partners to increase volume and speed of delivery while limiting additional staffing.
•During the second quarter, the Company completed a restructuring of its Residential Mortgage Division, and discontinued its primary consumer direct residential mortgage business line. The restructuring was undertaken in response to reduced volume due to a lack of refinance demand in the current rising rate environment which directly impacted the consumer direct business line. As a result of this restructuring the Bank will focus resources on its traditional retail mortgage business supported by loan production offices across the nation.
•A large residential loan production team located in Las Vegas was onboarded after the end of the second quarter during July and, as previously reported, two large residential loan production teams were added in April, one in Branford, CT and the other in Miami, FL. The addition of these offices is expected to increase residential loan production volume once the teams are fully integrated.
•On May 16th, the Bank converted its charter from a Florida state chartered banking institution to that of a national association and simultaneously changed its name to BayFirst National Bank.
Second Quarter 2022 Performance Review
•The Company’s SBA loan origination platform, CreditBench, had one of the best quarters of SBA 7(a) loan production in the Company's history. CreditBench originated $90.0 million in new SBA loans during the second quarter of 2022, a 90.2% increase compared to $47.3 million originated in the first quarter of 2022, and an 89.9% increase over the $47.4 million of loans produced during the second quarter of 2021. Additionally, the pipeline continues to remain strong at $179.4 million at June 30, 2022.
•Loans held for investment, excluding PPP loans, increased by $93.1 million or 18.0% to $610.5 million during the second quarter of 2022 and $145.1 million, or 31.2% over the past year. Production during the quarter was partially offset by $46.8 million in sales of the guaranteed balances of SBA loans.
•The Residential Mortgage Division originated $305.6 million in loans during the second quarter of 2022, a reduction of 8.9% compared to $335.6 million originated during the first quarter of 2022, and a 48.2% reduction compared to $522.1 million of loans produced during the second quarter of 2021.
•Deposits decreased by $4.7 million, or 0.6% during the second quarter of 2022 and increased by $133.1 million, or 21.0% over the past year to $765.4 million at June 30, 2022. During the second quarter of 2022, there were increases in transaction accounts and time deposit balances partially offset by decreases in money market and savings account balances. Although the balances decreased slightly as customers utilized more of their existing cash, the number of transaction, savings, and money market accounts increased by 5.5% over the prior quarter.

BayFirst Financial Corp. Reports Second Quarter 2022 Results
August 3, 2022

•Tangible book value at June 30, 2022 was $20.80 per common share, down from $21.22 at March 31, 2022, primarily due to a reduction in equity as accumulated other comprehensive loss increased in the rising rate environment. Over the course of the past year, tangible book value decreased $0.34 per common share, or 1.6%, from $21.14 at June 30, 2021.
•Net interest margin expanded 48 bps quarter-over-quarter to 3.73% in the second quarter of 2022, from 3.25% in the first quarter of 2022.
Results of Operations
Net Income (Loss)
The Company incurred a net loss of $282 thousand for the second quarter of 2022 compared to net income of $13 thousand in the first quarter of 2022, and net income of $13.0 million in the second quarter of 2021. The decrease for the second quarter of 2022 from the preceding quarter was primarily due to $3.0 million lower residential loan fee income, and a $2.7 million increase in loan loss provision, as the Company recorded a modest $250 thousand provision for loan loss in the second quarter compared to the $2.4 million negative provision in the prior quarter, partially offset by a $2.9 million increase related to held for investment SBA loan fair value gains, resulting primarily from election of the fair value option on $41.7 million of loans originated in the quarter, and a $2.0 million, or 7.1%, reduction in noninterest expense. The decrease from the second quarter of 2021 was the result of the $13.8 million one-time gain on sale of PPP loans in 2021, lower PPP origination fee and interest income, and lower residential loan fee income, partially offset by higher income from the sale of non-PPP SBA guaranteed loans, and lower noninterest expense.
In the first six months of 2022, the Company incurred a net loss of $269 thousand, a decrease of $20.8 million from net income of $20.5 million in the first six months of 2021, reflecting $32.0 million in lower residential loan fee income, a $13.8 million gain on sale of PPP loan in 2021, and lower PPP income origination fee and interest. These items were partially offset by a $2.4 million increase related to held for investment SBA loan fair value gains, higher gains on non-PPP SBA guaranteed loan sales, a $14.1 million reduction, or 20.9%, in noninterest expense and a $4.2 million lower provision for loan losses.
Net Interest Income and Net Interest Margin
Net interest income was $7.5 million in the second quarter of 2022, an increase of $1.1 million or 16.4% from $6.4 million in the first quarter of 2022, and a decrease of $5.4 million or 42.2% from $12.9 million in the second quarter of 2021. The increase during the second quarter of 2022 as compared to the prior quarter was mainly due to the increase in non-PPP loan interest income and a reduction in deposit interest expense. The decrease during the second quarter of 2022 as compared to the year ago quarter was mainly due to the decrease in net PPP loan interest and origination fee income.
Net interest income was $13.9 million in the first six months of 2022, a decrease of $11.6 million or 45.7% from $25.5 million in the first six months of 2021. The decrease during the first six months of 2022 as compared to the prior year was mainly due to the decrease in net PPP loan interest and origination fee income.
Net interest margin improved to 3.73% for the second quarter of 2022, an expansion of 48 bps, compared to 3.25% for the first quarter of 2022 and an expansion of 27 bps over 3.46% for the second quarter of 2021. Net interest margin improved to 3.49% for the first six months of 2022, compared to 3.34% for the first six months of 2021. With the recent rate increase enacted by the Federal Reserve, the Company anticipates further improvement in its net interest margin as its SBA loan portfolio rates are tied to prime with the vast majority resetting at the beginning of each quarter.
Noninterest Income
Noninterest income was $17.9 million for the second quarter of 2022, a decrease of $1.0 million or 5.1% from $18.9 million in the first quarter of 2022, and a decrease of $20.3 million or 53.2% from $38.2 million in the second quarter of 2021. The decrease in the second quarter of 2022, as compared to the prior quarter was primarily the result of lower residential loan fee income and gain on sale of SBA loans, partially offset by an increase related to held for investment SBA loan fair value gains, resulting primarily from election of the fair value option on $41.7 million of

BayFirst Financial Corp. Reports Second Quarter 2022 Results
August 3, 2022

loans originated in the quarter. The decrease from a year ago quarter was primarily the result of the one-time $13.8 million gain on sale of PPP loans in 2021 and a decrease in residential loan fee income, partially offset by an increase in gains on SBA loan sales and the resulting gain in SBA loan servicing income.
Noninterest income was $36.8 million for the first six months of 2022, a decrease of $34.6 million or 48.5% from $71.4 million in the first six months of 2021. The decrease was primarily due to a $32.0 million reduction in residential loan income and the $13.8 million gain on sale of PPP loans in 2021. These items were partially offset by higher gains on the sale of non-PPP SBA loans and a $2.4 million increase related to held for investment SBA loan fair value gains.
Noninterest Expense
Noninterest expense was $25.7 million in the second quarter of 2022, which was a $1.9 million or 7.1% decrease from $27.6 million in the first quarter of 2022 and an $8.0 million or 23.7% decrease compared to $33.7 million in the second quarter of 2021. The decrease from the prior quarter was primarily the result of $2.3 million lower salaries and benefits, partially offset by the $630 thousand residential mortgage division restructuring expense. The decrease from a year ago quarter was primarily due to lower residential mortgage commissions, salaries and benefits, and data processing expense, partially offset by residential mortgage division restructuring expense.
Noninterest expense was $53.3 million in the first six months of 2022, which was a $14.1 million or 20.9% decrease from $67.4 million in the first six months of 2021. The decrease was primarily the result of lower residential mortgage commissions.
Balance Sheet
Assets
Total assets increased by $32.8 million or 3.7% during the second quarter of 2022 to $921.4 million, mainly due to new loan production and an increase in in both held to maturity and available for sale securities, partially offset by a decrease in cash and cash equivalents and the sale of SBA guaranteed loans.
Loans
Loans held for investment, excluding PPP loans, increased by $93.1 million or 18.0% during the second quarter of 2022 and by $145.1 million or 31.2%, over the past year to $610.5 million due to increases in both conventional community bank loans and SBA loans, partially offset by SBA loan sales. PPP loans, net of deferred origination fees, decreased $13.2 million in the second quarter of 2022 to $31.2 million, due primarily to PPP forgiveness payments.
Deposits
Deposits decreased by $4.7 million or 0.6% during the second quarter of 2022 and increased $133.1 million or 21.0% compared to June 30, 2021, ending the second quarter of 2022 at $765.4 million. During the quarter, transaction account and time deposit balances increased, partially offset by a decrease in savings and money market account balances. Over the year, savings and money market accounts and transaction account balances increased and time deposit balances decreased.
Asset Quality
Asset quality remained stable in the second quarter of 2022. As the financial impact of the COVID-19 pandemic became more predictable throughout 2021, the Company began adjusting downward its allowance for loan losses from the historic high levels reached in 2020 at the onset of the pandemic. The Company recorded a provision for loan losses in the second quarter of $250 thousand. This compared to a $2.4 million negative provision for the first quarter of 2022, and no provision for loan losses during the second quarter of 2021.
The ratio of the allowance for loan losses to total loans held for investment at amortized cost, excluding government guaranteed loans, was 2.14% at June 30, 2022, 2.73% as of March 31, 2022, and 6.67% as of June 30, 2021.
Over the past five years, the Company’s loan losses have been incurred primarily in its SBA unguaranteed loan portfolio, particularly loans originated under the SBA 7(a) Small Loan Program. The Small Loan Program represents loans of $350 thousand or less and carry an SBA guaranty of 75% to 85% of the loan, depending on the original

BayFirst Financial Corp. Reports Second Quarter 2022 Results
August 3, 2022

principal balance. The default rate on loans originated in the SBA 7(a) Small Loan Program has been higher than the Bank’s other loans.
Net charge-offs for the second quarter of 2022 were $856 thousand, a $26 thousand decrease from $882 thousand for the first quarter of 2022 and a $364 thousand decrease compared to $1.2 million in the second quarter of 2021. Annualized net charge-offs as a percentage of average loans, excluding PPP loans, were 0.61% for the second quarter of 2022, down from 0.7% in the first quarter of 2022 and 1.1% in the second quarter of 2021. Nonperforming assets, excluding government guaranteed loans, to total assets was 0.46% as of June 30, 2022, compared to 0.30% as of March 31, 2022, and 0.30% as of June 30, 2021.
Capital
The Bank’s Tier 1 leverage ratio was 11.37% as of June 30, 2022, a decrease from 11.75% as of March 31, 2022, and from 12.06% at June 30, 2021. The CET 1 and Tier 1 capital ratio to risk-weighted assets were 15.12% as of June 30, 2022, a decrease from 18.19% as of March 31, 2022, and from 21.27% as of June 30, 2021. The total capital to risk-weighted assets ratio was 16.37% as of June 30, 2022, a decrease from 19.45% as of March 31, 2022, and from 22.57% as of June 30, 2021.
Recent Events
Conversion to a National Bank: On May 16, 2022, BayFirst Financial Corp.’s wholly-owned subsidiary completed its conversion to a national bank. As part of this process, the Bank, formerly known as First Home Bank, changed its name to BayFirst National Bank.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company which commenced operations on September 1, 2000. Its primary source of income is from its wholly owned subsidiary, BayFirst National Bank (f/k/a First Home Bank), which commenced business operations on February 12, 1999. BayFirst National Bank is a national banking association. The Bank currently operates seven full-service office locations, 21 mortgage loan production offices, and was the top 15 by dollar volume and by number of units originated nationwide through the third quarter ended June 30, 2022, of SBA's 2022 fiscal year.
BayFirst Financial Corp., through the Bank, offers a broad range of commercial and consumer banking services including various types of deposit accounts and loans for businesses and individuals. As of June 30, 2022, BayFirst Financial Corp. had $921.4 million in total assets.
Forward Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, global military hostilities, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in 5our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.

BayFirst Financial Corp. Reports Second Quarter 2022 Results
August 3, 2022

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Balance sheet data:
Average loans held for investment, excluding PPP loans	$562,120	$520,559	$518,697	$467,283	$445,893
Average total assets	879,868	872,311	923,485	1,086,377	1,541,230
Average common shareholders’ equity	83,235	83,990	83,056	81,989	68,525
Total loans held for investment	641,737	561,797	583,948	656,294	895,194
Total loans held for investment, excluding PPP loans	610,527	517,434	504,525	500,647	465,470
Total loans held for investment, excl gov’t gtd loan balances	458,624	374,353	332,977	316,528	314,438
Allowance for loan losses	9,564	10,170	13,452	16,616	20,797
Total assets	921,377	888,541	917,095	943,743	1,198,229
Common shareholders’ equity	83,690	85,274	86,685	83,593	81,838
Share data:
Basic earnings per common share	$(0.12)	$(0.05)	$0.66	$0.27	$3.34
Diluted earnings per common share	(0.12)	(0.05)	0.61	0.26	2.98
Dividends per common share	0.08	0.08	0.07	0.07	0.07
Book value per common share	20.82	21.25	21.77	21.32	21.16
Tangible book value per common share (1)	20.80	21.22	21.75	21.30	21.14
Performance and capital ratios:
Return on average assets	(0.13)%	0.01%	1.22%	0.47%	3.38%
Return on average common equity	(2.35)%	(0.93)%	12.54%	5.12%	74.61%
Net interest margin	3.73%	3.25%	3.07%	3.04%	3.46%
Dividend payout ratio	(65.54)%	(164.25)%	10.65%	26.09%	2.09%
Asset quality ratios:
Net charge-offs	$856	$882	$664	$1,181	$1,220
Net charge-offs/avg loans held for investment excl PPP	0.61%	0.68%	0.51%	1.01%	1.09%
Nonperforming loans	$10,437	$8,834	$11,909	$10,495	$9,884
Nonperforming loans (excluding gov't gtd balance)	$4,245	$2,660	$3,967	$3,756	$3,577
Nonperforming loans/total loans held for investment	1.63%	1.57%	2.04%	1.60%	1.10%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment	0.66%	0.47%	0.68%	0.57%	0.40%
ALLL/Total loans held for investment at amortized cost	1.62%	1.84%	2.34%	2.57%	2.35%
ALLL/Total loans held for investment at amortized cost, excl PPP loans	1.71%	2.00%	2.72%	3.39%	4.57%
Other Data:
Full-time equivalent employees	485	575	637	651	671
Banking center offices	7	7	7	6	6
Loan production offices	19	20	17	22	26
(1) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below for a reconciliation to most comparable GAAP equivalent.

BayFirst Financial Corp. Reports Second Quarter 2022 Results
August 3, 2022

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity and tangible book value per common share. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy.
The following presents these non-GAAP financial measures along with their most directly comparable financial measures calculated in accordance with GAAP:

Tangible Common Shareholders' Equity and Tangible Book Value Per Common Share
	As of
(Dollars in thousands, except per share data)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total shareholders’ equity	$93,295	$94,879	$96,290	$94,298	$92,813
Less: Preferred stock liquidation preference	(9,605)	(9,605)	(9,605)	(10,705)	(10,975)
Total equity available to common shareholders	83,690	85,274	86,685	83,593	81,838
Less: Goodwill	(100)	(100)	(100)	(100)	(100)
Tangible common shareholders' equity	$83,590	$85,174	$86,585	$83,493	$81,738

Common shares outstanding	4,019,023	4,013,173	3,981,117	3,919,977	3,867,414
Tangible book value per common share	$20.80	$21.22	$21.75	$21.30	$21.14

BayFirst Financial Corp. Reports Second Quarter 2022 Results
August 3, 2022

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	6/30/2022	3/31/2022	6/30/2021
Assets	Unaudited	Unaudited	Unaudited
Cash and due from banks	$2,944	$3,141	$2,896
Interest-bearing deposits in banks	64,992	118,960	102,441
Cash and cash equivalents	67,936	122,101	105,337
Time deposits in banks	4,881	3,881	2,381
Investment securities available for sale	45,283	41,656	22,674
Investment securities held to maturity	5,016	2	6
Restricted equity securities, at cost	3,274	2,520	2,820
Residential loans held for sale	74,708	75,022	126,479
SBA loans held for sale	—	1,445	—
SBA loans held for investment, at fair value	52,209	8,769	10,070
Loans held for investment, at amortized cost net of allowance for loan losses of $9,564, $10,170, and $20,797	579,964	542,858	864,327
Accrued interest receivable	3,190	3,150	7,039
Premises and equipment, net	31,368	31,037	21,076
Loan servicing rights	7,952	7,601	6,614
Deferred income tax assets	1,345	490	2,594
Right-of-use operating lease assets	3,547	4,166	3,722
Bank owned life insurance	24,850	24,698	12,351
Other assets	15,854	19,145	10,739
Total assets	$921,377	$888,541	$1,198,229
Liabilities:
Noninterest-bearing deposits	$103,613	$92,680	$81,150
Interest-bearing transaction accounts	195,386	180,815	143,046
Savings and money market deposits	432,369	464,847	355,045
Time deposits	34,038	31,787	53,081
Total deposits	765,406	770,129	632,322
FHLB and FRB borrowings	40,000	—	—
Subordinated debentures	5,989	5,987	5,982
Notes payable	3,072	3,186	3,527
PPP Liquidity Facility	—	—	443,906
Accrued interest payable	31	86	928
Operating lease liabilities	4,014	4,377	3,923
Accrued expenses and other liabilities	9,570	9,897	14,828
Total liabilities	828,082	793,662	1,105,416
Shareholders’ equity:
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at June 30, 2022, March 31, 2022, and June 30, 2021, respectively; aggregate liquidation preference of $6,395 each period	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210, 3,210, and 4,580 shares issued and outstanding at June 30, 2022, March 31, 2022, and June 30, 2021; aggregate liquidation preference of $3,210, $3,210, and $4,580, respectively	3,123	3,123	4,456
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,019,023, 4,013,173, and 3,867,414 shares issued and outstanding at June 30, 2022, March 31, 2022, and June 30, 2021, respectively	52,432	52,252	49,501
Accumulated other comprehensive (loss), net	(2,574)	(1,458)	(122)
Unearned compensation	(467)	(630)	(29)
Retained earnings	34,620	35,431	32,846
Total shareholders’ equity	93,295	94,879	92,813
Total liabilities and shareholders’ equity	$921,377	$888,541	$1,198,229

BayFirst Financial Corp. Reports Second Quarter 2022 Results
August 3, 2022

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021
Interest income:
Loans, other than PPP	$7,924	$7,115	$5,282	$15,039	$11,881
PPP loan interest income	87	140	3,330	227	5,529
PPP origination fee income	200	300	6,234	500	12,247
Interest-bearing deposits in banks and other	415	185	151	600	232
Total interest income	8,626	7,740	14,997	16,366	29,889
Interest expense:
Deposits	1,060	1,217	1,194	2,277	2,514
PPPLF borrowings	—	20	655	20	1,421
Other	112	97	244	209	420
Total interest expense	1,172	1,334	2,093	2,506	4,355
Net interest income	7,454	6,406	12,904	13,860	25,534
Provision for loan losses	250	(2,400)	—	(2,150)	2,000
Net interest income after provision for loan losses	7,204	8,806	12,904	16,010	23,534
Noninterest income:
Residential loan fee income	10,212	13,191	23,352	23,403	55,381
Loan servicing income, net	438	461	325	899	1,029
Gain (loss) on sale of SBA loans, net	3,848	4,621	13,798	8,469	13,798
Service charges and fees	322	282	364	604	586
SBA loan fair value (loss) gain	2,708	(197)	7	2,511	79
Other noninterest income	371	510	366	881	498
Total noninterest income	17,899	18,868	38,212	36,767	71,371
Noninterest Expense:
Salaries and benefits	11,416	13,697	12,948	25,113	26,115
Bonus, commissions, and incentives	4,995	4,606	9,218	9,601	21,091
Mortgage banking	677	1,002	1,572	1,679	3,267
Occupancy and equipment	1,382	1,421	1,297	2,803	2,629
Data processing	1,367	1,467	2,593	2,834	3,862
Marketing and business development	1,659	1,742	1,878	3,401	3,520
Professional services	1,075	1,307	843	2,382	1,767
Loan origination and collection	748	670	1,105	1,418	1,601
Employee recruiting and development	474	871	1,008	1,345	1,622
Regulatory assessments	120	69	100	189	202
Residential mortgage division restructuring expense	630	—	—	630	—
Other noninterest expense	1,133	795	1,106	1,928	1,713
Total noninterest expense	25,676	27,647	33,668	53,323	67,389
Income (loss) before taxes	(573)	27	17,448	(546)	27,516
Income tax expense (benefit)	(291)	14	4,432	(277)	6,989
Net income (loss)	(282)	13	13,016	(269)	20,527
Preferred dividends	208	208	235	416	567
Net income (loss) available to common shareholders	$(490)	$(195)	$12,781	$(685)	$19,960
Basic earnings per common share	$(0.12)	$(0.05)	$3.34	$(0.17)	$5.44
Diluted earnings per common share	$(0.12)	$(0.05)	$2.98	$(0.17)	$4.87

BayFirst Financial Corp. Reports Second Quarter 2022 Results
August 3, 2022

Loan Composition

(Dollars in thousands)	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Real estate:	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Residential	$122,403	$102,897	$87,235	$79,889	$75,618
Commercial	216,067	189,684	163,477	151,122	143,388
Construction and land	9,686	18,038	18,632	17,848	14,293
Commercial and industrial	168,990	180,163	217,155	232,416	215,359
Commercial and industrial - PPP	31,430	44,792	80,158	156,783	432,469
Consumer and other	35,845	13,502	3,581	4,910	3,489
Loans held for investment, at amortized cost, gross	584,421	549,076	570,238	642,968	884,616
Deferred loan costs (fees), net	7,629	7,297	7,975	7,298	4,968
Discount on SBA 7(a) loans sold	(2,521)	(3,335)	(3,866)	(3,753)	(4,420)
Discount on PPP loans purchased	(1)	(10)	(13)	(24)	(40)
Allowance for loan losses	(9,564)	(10,170)	(13,452)	(16,616)	(20,797)
Loans held for investment, at amortized cost	$579,964	$542,858	$560,882	$629,873	$864,327

Nonperforming Assets (Unaudited)

(Dollars in thousands)	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Nonperforming loans (government guaranteed balances)	$6,192	$6,174	$7,942	$6,739	$6,307
Nonperforming loans (unguaranteed balances)	4,245	2,660	3,967	3,756	3,577
Total nonperforming loans	10,437	8,834	11,909	10,495	9,884
OREO	56	3	3	3	—
Total nonperforming assets	$10,493	$8,837	$11,912	$10,498	$9,884
Nonperforming loans as a percentage of total loans held for investment	1.63%	1.57%	2.04%	1.60%	1.10%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment	0.66%	0.47%	0.68%	0.57%	0.40%
Nonperforming assets as a percentage of total assets	1.14%	0.99%	1.30%	1.11%	0.82%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.46%	0.30%	0.43%	0.40%	0.30%
ALLL to nonperforming loans	91.64%	115.12%	112.96%	158.32%	210.41%
ALLL to nonperforming loans (excluding government guaranteed balances)	225.30%	382.33%	339.10%	442.39%	581.41%

Note: Transmitted on Globe Newswire on August 3, 2022, at 8:00 a.m. EDT.